Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: W. Richard Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2014

THIRD QUARTER RESULTS

Houston, Texas – August 6, 2014 – Geospace Technologies (NASDAQ: GEOS) today announced net income of $3.8 million, or $0.29 per diluted share, on revenues of $40.7 million for its fiscal quarter ended June 30, 2014. This compares with a net income of $17.0 million, or $1.31 per diluted share, on revenues of $78.1 million for the comparable quarter last year.

For the nine months ended June 30, 2014, the company recorded revenues of $210.6 million and net income of $38.7 million, or $2.95 per diluted share. For the comparable period last year, the company recorded revenues of $232.3 million and net income of $55.9 million, or $4.32 per diluted share.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “In the third quarter of fiscal year 2014, revenues and net income were down by 48% and 78% respectively from last year’s third quarter. This reduction in revenue is attributed to lower demand for our products across all our product segments. In particular, our seismic reservoir products segment exhibited the largest decrease of $31.2 million. This was caused by the completion of the Statoil order in April, wherein only $6.7 million of revenues from the contract appeared in the third quarter. As previously reported, the manufacturing portion of our Statoil contract has come to an end, and we have no permanent reservoir monitoring (PRM) contracts in hand at this time; however, we remain optimistic that our PRM products will contribute significantly to our results of operations in the future. While we have no such contracts at this time, we are aware of a number of operators around the world who are considering PRM systems for their fields. We believe we are the world leader in the design and construction of such systems.”

“Sales of our traditional and wireless products saw respective declines of roughly 8% and 24% compared to the third quarter last year. Lower demand in both of these product segments is a direct reflection of reduced exploration activity experienced by the seismic industry during the first half of calendar year 2014, especially in North America. As seismic acquisition contractors consolidate and stack their crews in response to diminished backlog, their needs for our equipment drop. And while some of our customers forecast improved activity in the second half of 2014, we expect demand for these products to remain soft through the end of the fiscal year, as demands for new equipment often lag such activity improvements. We are nonetheless well positioned for sales and rental opportunities in this reduced market when contractors look to reduce costs and gain the efficiencies that our equipment provides over legacy cabled systems. For the third quarter, we sold almost 8,000 GSX channels comprised mostly of used channels from our rental fleet. We also sold 200 OBX stations to a Russian customer. Customer interest, quote inquiries, and in-field testing and utilization of our cableless OBX ocean bottom system continue to rise. Currently, we have 3,300 OBX stations rented and utilized on a job in Alaska.”

“Despite the impact of industry softness on sales of our seismic products, our rental business continued to gain traction with our customers as third quarter rental revenues were $7.3 million compared to $1.4 million last year. For the nine months ended June 30, 2014, rental revenues were $20.5 million compared to $10.8 million for the corresponding period last year. The majority of these revenues were derived from our GSX and OBX cableless products although we also rent our borehole and traditional products.”

“Seafloor Geophysical Solutions has been unabated in their effort to secure new backing and financing to proceed with their business plan to deploy our deep-water OBX system. We remain encouraged by their efforts, but have no specific knowledge about when or if a successful completion might occur. Irrespective of the outcome, we believe this matter will be concluded by the end of the fiscal year.”

“Because of our optimism about the future of our PRM products, our plans for construction of a new building at our Pinemont facilities continue to progress and unfold. Final aspects of the base structural and architectural designs are being made now and are targeted for completion in a few weeks. Applying a realistic view toward the timing of approval and permitting processes, it is unlikely that any significant construction will take place on the new building in this fiscal year. Current cost estimates for the new building range from $20 to $25 million with most of this investment expected to fall into fiscal year 2015. Construction efforts to refurbish and remodel a smaller peripheral building on the property, which we intend to permanently utilize, are in final stages. To that end, we are on track for moving operations from one of our rented satellite facilities into this building near the end of September 2014.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2014 third quarter financial results on August 7, 2014, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 952-1906 (US) or (785) 424-1825 (International). Please reference the conference ID: GEOSQ314 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues:
Products	$33,437	$76,449	$190,167	$221,519
Rental equipment	7,291	1,399	20,460	10,800

Total revenues	40,728	78,148	210,627	232,319
Cost of sales:
Products	21,902	41,988	110,540	116,141
Rental equipment	3,450	2,285	9,716	6,197

Total cost of sales	25,352	44,273	120,256	122,338

Gross profit	15,376	33,875	90,371	109,981
Operating expenses:
Selling, general and administrative	6,237	5,610	19,493	16,872
Research and development	3,667	3,327	13,139	10,460
Bad debt expense (recovery)	14	(53)	658	554

Total operating expenses	9,918	8,884	33,290	27,886

Income from operations	5,458	24,991	57,081	82,095

Other income (expense):
Interest expense	(143)	(62)	(378)	(192)
Interest income	12	236	68	695
Foreign exchange gains (losses)	52	(235)	132	(903)
Other, net	(50)	11	(88)	(8)

Total other income (expense), net	(129)	(50)	(266)	(408)

Income before income taxes	5,329	24,941	56,815	81,687
Income tax expense	1,577	7,950	18,071	25,814

Net income	$3,752	$16,991	$38,744	$55,873

Basic earnings per share	$0.29	$1.32	$2.96	$4.34

Diluted earnings per share	$0.29	$1.31	$2.95	$4.32

Weighted average shares outstanding - Basic	12,951,845	12,911,316	12,949,807	12,873,677

Weighted average shares outstanding - Diluted	13,999,807	12,982,322	13,000,103	12,943,105

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014	September 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52,608	$2,726
Short-term investments	5,949	—
Trade accounts receivable, net	25,345	49,756
Notes receivable, net	3,846	5,290
Inventories, net	146,847	149,548
Costs and estimated earnings in excess of billings	—	12,400
Deferred income tax assets	7,266	7,056
Prepaid expenses and other current assets	6,409	6,327

Total current assets	248,270	233,103
Rental equipment, net	55,183	36,908
Property, plant and equipment, net	49,587	48,480
Goodwill	1,843	1,843
Non-current deferred income tax assets	351	594
Prepaid income taxes	6,310	6,201
Other assets	111	96

Total assets	$361,655	$327,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,697	$16,737
Accrued expenses and other current liabilities	16,315	16,638
Deferred revenue	4,066	1,093
Deferred income tax liabilities	22	12
Income taxes payable	3,192	159

Total current liabilities	28,292	34,639
Long-term debt	—	931
Non-current deferred income tax liabilities	2,088	2,597

Total liabilities	30,380	38,167

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	131	129
Additional paid-in capital	69,948	65,985
Retained earnings	262,752	224,008
Accumulated other comprehensive loss	(1,556)	(1,064)

Total stockholders’ equity	331,275	289,058

Total liabilities and stockholders’ equity	$361,655	$327,225